Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS SECOND QUARTER RESULTS

HAMILTON, Bermuda (August 3, 2016) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported June 30, 2016 book value per share of $781 and adjusted book value per share of $785. Book value per share was up 12% for both the second quarter and first six months of 2016, including dividends, while adjusted book value per share was up 11% and 12% for the second quarter and first six months of 2016, including dividends. Including the estimated gain of $16 per share for the Tranzact sale, which closed in July, book value per share would be approximately $797 and adjusted book value per share would be approximately $801 at June 30, 2016.

Ray Barrette, Chairman and CEO, commented, “It was a significant quarter for White Mountains.  We closed the Sirius Group sale, which resulted in a $90 per share gain at closing. OneBeacon grew its book value by 2.4% on good investment returns and a tax gain despite an elevated combined ratio driven by poor results in extended care facilities. The GAAP total return on invested assets was 0.8% for the quarter and 2.4% for the first six months of 2016.  Our investment team has productively reinvested a good portion of the Sirius Group sale proceeds. We wrote down our investment in Star & Shield, reducing book value by about $4 per share. All remaining Life Re contracts expired in the quarter. We agreed to sell Tranzact, which will add another $16 per share in the third quarter, a nice gain on a relatively short investment thanks to the strong performance of the Tranzact team led by David Graf.  We have returned almost $600 million of capital to shareholders this year, mostly through share repurchases.  Common shares outstanding are now below 5 million for the first time in our history. Undeployed capital stands at about $2 billion.  We continue to actively look for good opportunities in these tough markets around the world.”

Comprehensive income attributable to common shareholders increased to $449 million and $500 million in the second quarter and first six months of 2016, compared to comprehensive loss attributable to common shareholders of $13 million in the second quarter of last year and comprehensive income attributable to common shareholders of $12 million in the first six months of last year. Net income attributable to common shareholders was $341 million and $354 million in the second quarter and first six months of 2016, compared to $4 million and $89 million in the second quarter and first six months of last year. The increases were driven by the gain from the sale of Sirius Group recorded in the second quarter of 2016.

Sirius Group Sale

On April 18, 2016, White Mountains completed the sale of Sirius International Insurance Group, Ltd., (“Sirius Group”) to CM International Holding Pte. Ltd., the Singapore-based investment arm of China Minsheng Investment Corp., Ltd. (“CMI”). The gross estimated purchase price paid at the closing was $2.6 billion. Approximately $160 million of this amount was used to purchase out of Sirius Group certain assets to be retained by White Mountains, including shares of OneBeacon. The transaction resulted in a gain of $90 per share in the second quarter of 2016. As a result of the transaction, Sirius Group’s results have been reported as discontinued operations within White Mountains’s GAAP financial statements. White Mountains also recorded $9 million in comprehensive losses from Sirius Group's operations in the second quarter of 2016, primarily due to $17 million of recorded losses from the Ecuador earthquake that occurred on April 16, 2016. Sirius Group’s results inured to White Mountains through the closing date of the transaction.

Tranzact Sale

On July 21, 2016, White Mountains completed the sale of Tranzact Holdings, LLC ("Tranzact") to an affiliate of Clayton, Dubilier & Rice, LLC. White Mountains expects that the transaction will increase its book value by approximately $79 million, or $16 per share, in the third quarter of 2016. White Mountains invested $134 million in Tranzact in October 2014. As a result of the transaction, Tranzact’s results have been reported as discontinued operations within White Mountains’s GAAP financial statements.

OneBeacon

OneBeacon’s book value per share increased 2.4% for the second quarter and 6.9% for the first six months of 2016, including dividends. OneBeacon’s GAAP combined ratio was 103% and 99% for the second quarter and the first six months of 2016, compared to 95% for both the second quarter and the first six months of last year. Net unfavorable loss reserve development totaled 6 points and 3 points for the second quarter and the first six months of 2016, while loss reserve development was not significant in the second quarter and first six months of last year. The expense ratio was 37% for both the second quarter and first six months of 2016, compared to 34% and 36% for the second quarter and first six months of last year. The increase in the expense ratios was driven by lower premium volume and changing business mix. The results for the first six months of 2016 included a $16 million tax benefit related to the settlement of IRS examinations, $13 million of which was recorded in the first quarter for tax years 2007-2009 and $3 million of which was recorded in the second quarter for tax years 2010-2012.

Mike Miller, CEO of OneBeacon, said, “Growth in book value per share at the half-year is healthy at 7%, reflecting good investment returns and tax benefits. Poor loss experience in our Healthcare business (primarily due to liability claims in extended care facilities) and in our Programs business resulted in a 103% combined ratio in the quarter. Our underwriting remains profitable year-to-date thanks to a portfolio of strong businesses. Corrective underwriting actions and soft market conditions resulted in a decline in premiums in the quarter and year-to-date periods. We are confident that we will maintain a profitable and growing portfolio of businesses over time.”

Net written premiums were $261 million in the second quarter of 2016 and $541 million in the first six months of 2016, a decrease of 18.7% and 11.0% from the comparable periods of last year. During 2015, OneBeacon exited its crop and lawyers liability businesses, and non-renewed an affiliated reinsurance treaty. These businesses reported net written premiums that totaled $32 million and $23 million in the second quarter and the first six months of 2015. Additionally, during the second quarter and first six months of 2016, OneBeacon reduced premium writings in its Healthcare and Programs businesses through corrective underwriting actions. Excluding Healthcare and Programs, net written premiums from ongoing businesses were flat in the second quarter and declined 2.7% through the first six months of 2016 compared to last year, reflecting the persistent soft market conditions.

HG Global/BAM

In the second quarter of 2016, BAM insured $3.3 billion of municipal bonds, $3.1 billion of which were in the primary market.  Including policies bound in the second quarter of 2016 for municipal bond deals that will close in the third quarter of 2016, BAM guaranteed $3.5 billion of municipal bonds. As of June 30, 2016, BAM’s total claims paying resources were $617 million on total par insured of $27.8 billion. Total claims paying resources increased $16 million from December 31, 2015 reflecting positive cashflow.

Sean McCarthy, Chief Executive Officer, said, “It was a record quarter for BAM, with new-issue par insured exceeding $3 billion for the first time. BAM wrapped $259 million of par in secondary markets, up 178% from the first quarter of this year.  BAM’s claims-paying resources also grew at a record pace, rising $10 million to $617 million reflecting positive cashflow. The conservative nature of BAM’s portfolio was highlighted when Congress adopted legislation that allows for court-supervised restructuring of debts sold by U.S. territories and Puerto Rico defaulted on more than $700 million of general obligation bonds. BAM has no exposure to Puerto Rico, and its underwriting standards exclude insurance for any territorial debts. We now offer pre-sale Credit Profiles so investors in BAM-insured bonds can obtain standardized financial information on a timely basis. This results in greater investor demand for BAM-insured bonds, including increasing interest from institutional investors.”

HG Global reported pre-tax income of $6 million and $13 million in the second quarter and first six months of 2016, compared to pre-tax income of $3 million and $9 million in the second quarter and first six months of last year. In non-controlling interests, White Mountains reported $9 million and $17 million of GAAP pre-tax loss related to BAM in the second quarter and first six months of 2016, compared to GAAP pre-tax loss of $14 million and $23 million in the second quarter and first six months of last year. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in both the second quarter of 2016 and the second quarter of last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s book value per share or adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Other Operations

White Mountains’s Other Operations segment reported pre-tax loss of $22 million and $51 million in the second quarter and first six months of 2016, compared to pre-tax income of $3 million in the second quarter and a pre-tax loss of $19 million in the first six months of last year. Other revenue in the second quarter and first six months of 2015 include a $20 million gain from the sale of Hamer LLC. The first six months of 2016 also includes higher incentive compensation expenses, driven by the rising market price of White Mountains's common shares. White Mountains’s Other Operations segment reported near break-even net realized and unrealized investment losses and $6 million of net realized and unrealized investment gains in the second quarter and first six months of 2016, compared to $2 million and $9 million of net realized and unrealized investment gains in the second quarter and first six months of last year. WM Life Re reported pre-tax loss of $1 million and $2 million in the second quarter and first six months of 2016, compared to break-even results and a pre-tax loss of $5 million in the second quarter and first six months of last year. WM Life Re has completed its run-off as all of its contracts matured as of June 30, 2016.

In June 2016, White Mountains wrote down its investment in Star & Shield surplus notes, which reduced book value per share by $4. White Mountains consolidates the issuer of the surplus notes, Star & Shield Insurance Exchange, in its GAAP financial statements. As a result, the write down is eliminated in pre-tax income. However, the write down resulted in a $20 million decrease to White Mountains’s book value and a corresponding increase to non-controlling interest equity.

Share Repurchases

For the second quarter of 2016, White Mountains repurchased and retired 463,276 of its common shares for $375 million at an average share price of $808.76, or approximately 103% of White Mountains’s June 30, 2016 adjusted book value per share. The average share price paid was approximately 101% of White Mountains’s June 30, 2016 adjusted book value per share including the estimated gain from the sale of Tranzact.

For the first six months of 2016, White Mountains repurchased and retired 691,964 of its common shares for $547 million at an average share price of $791.11, or approximately 101% of White Mountains’s June 30, 2016 adjusted book value per share. The average share price paid was approximately 99% of White Mountains’s June 30, 2016 adjusted book value per share including the estimated gain from the sale of Tranzact. Year-to-date through July 31, White Mountains has repurchased 724,947 common shares for a total of $574 million. White Mountains had 4.931 million shares outstanding at July 31, 2016.

Investment Activities

The GAAP total return on invested assets was 0.8% for the second quarter of 2016, which included 0.1% of currency losses, and 2.4% for the first six months of 2016, which included 0.2% of currency gains.  This compared to a return of 0.4% for the second quarter of 2015, which included 0.6% of currency gains, and 0.3% for the first six months of 2015, which included 0.4% of currency losses.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was up 0.8% for the quarter, as returns were boosted by a decline in interest rates in the wake of the Brexit vote on June 23rd.  The fixed income portfolio returned 0.8% for the quarter which was behind the longer duration Barclays Intermediate Aggregate Index given our short duration positioning.  Fixed income duration remained relatively constant during the quarter at approximately 1.9 years.  The risk asset portfolio returned 1.1% for the quarter, a mixed result and behind the S&P 500 Index.  Breaking this down, our portfolio of common stocks and ETFs returned -0.7% due to a down quarter in both of our separate equity accounts managed by third party advisers.  The alternative asset portfolio returned 3.9%, principally driven by a favorable mark-to-market adjustment to the OneBeacon runoff surplus notes.”

Campbell continued, “Reflecting the impact of the Symetra and Sirius Group sales, risk assets have dropped from 23% of the total portfolio at the beginning of the year to 13% at the end of the second quarter.  We are carefully evaluating opportunities for new risk asset investments.  With the sale of Sirius Group, net foreign currency exposure has dropped to just under $100 million and primarily reflects the exposures embedded in our foreign equity investments managed by Silchester.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, for periods that White Mountains accounted for its investment in Symetra under the equity method. White Mountains accounted for its investment in Symetra under the equity method until November 5, 2015, when it changed its accounting to fair value. Adjusted book value per share includes the dilutive effects of outstanding non-qualified options. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share is adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 8.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that, for periods that White Mountains accounted for its investment in Symetra under the equity method, excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 9.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed February 29, 2016;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	June 30, 2016	December 31, 2015	June 30, 2015
Assets
Fixed maturity investments	$4,362.8	$2,630.2	$2,545.3
Short-term investments	421.8	211.2	400.2
Common equity securities	407.5	1,113.9	528.2
Other long-term investments	329.2	315.8	316.7
Total investments	5,521.3	4,271.1	3,790.4

Cash	135.0	173.0	194.7
Reinsurance recoverable on paid and unpaid losses	183.5	193.5	167.9
Insurance premiums receivable	240.4	220.3	293.1
Investments in unconsolidated affiliates	—	—	397.2
Deferred acquisition costs	113.9	107.6	117.2
Deferred tax asset	122.2	112.8	120.1
Ceded unearned insurance premiums	34.5	29.5	43.4
Accounts receivable on unsettled investment sales	21.5	41.9	10.4
Goodwill and intangible assets	53.3	55.4	60.5
Other assets	255.4	287.1	306.3
Assets held for sale	384.6	4,790.4	4,926.1
Total assets	$7,065.6	$10,282.6	$10,427.3

Liabilities
Loss and loss adjustment expense reserves	$1,376.6	$1,389.8	$1,350.8
Unearned insurance premiums	619.7	610.5	653.3
Debt	289.8	337.6	273.7
Ceded reinsurance payable	23.9	29.9	70.2
Funds held under insurance contracts	140.9	137.8	102.7
Accounts payable on unsettled investment purchases	69.9	—	29.2
Other liabilities	294.8	340.6	265.7
Liabilities held for sale	150.6	3,068.4	3,223.2
Total liabilities	2,966.2	5,914.6	5,968.8

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	873.1	978.2	1,031.2
Retained earnings	3,006.6	3,084.9	3,069.2
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from investments in Symetra common shares	—	—	2.0
Net unrealized foreign currency translation losses	(.7)	(145.6)	(123.7)
Pension liability and other	(3.8)	(4.3)	(4.1)

Total White Mountains’s common shareholders’ equity	3,875.2	3,913.2	3,974.6

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	244.8	245.6	255.0
Non-controlling interest - SIG Preference Shares	—	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(134.2)	(156.0)	(146.2)
Non-controlling interest - other	113.6	115.2	125.1
Total non-controlling interests	224.2	454.8	483.9
Total equity	4,099.4	4,368.0	4,458.5
Total liabilities and equity	$7,065.6	$10,282.6	$10,427.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator	$3,875.2	$3,785.9	$3,913.2	$3,974.6
Equity in net unrealized losses from Symetra’s fixed maturity portfolio, net of applicable taxes	—	—	—	(2.0)
Future proceeds from options (1)	89.0	—	—	—
Adjusted book value per share numerator	$3,964.2	$3,785.9	$3,913.2	$3,972.6

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator	4,963.9	5,415.5	5,623.7	5,960.5
Unearned restricted common shares	(33.2)	(41.1)	(25.0)	(37.7)
Options assumed issued (1)	120.0	—	—	—
Adjusted book value per share denominator	5,050.7	5,374.4	5,598.7	5,922.8

Book value per share	$780.67	$699.10	$695.84	$666.82
Adjusted book value per share	$784.90	$704.45	$698.95	$670.72

(1) Adjusted book value per share at June 30, 2016 includes the impact of 120,000 non-qualified stock options exercisable for $742 per common share. Prior periods exclude the non-qualified stock options, which were anti-dilutive to book value.

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015

Quarter-to-date growth in adjusted book value per share, including dividends:	11.4%	0.9%	6.8%	1.1%

Year-to-date growth in adjusted book value per share, including dividends:	12.4%	0.9%	5.3%	1.1%

Year-to-date dividend per share	$1.00	$1.00	$1.00	$1.00

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Summary of goodwill and intangible assets (in millions):

Goodwill:
MediaAlpha	18.3	18.3	18.3	18.3
Wobi	5.8	5.8	5.8	5.8
Total goodwill	24.1	24.1	24.1	24.1

Intangible assets:
MediaAlpha	23.3	25.8	24.4	28.4
Other	5.9	6.4	6.9	8.0
Total intangible assets	29.2	32.2	31.3	36.4

Total goodwill and intangible assets	53.3	56.3	55.4	60.5

Goodwill and intangible assets held for sale	315.1	326.9	331.9	295.2

Goodwill and intangible assets attributed to non-controlling interests	(131.5)	(134.4)	(136.4)	(122.8)

Goodwill and intangible assets included in book value	$236.9	$248.8	$250.9	$232.9

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Earned insurance premiums	$274.7	$321.8	$556.8	$611.1
Net investment income	19.2	13.2	37.1	25.8
Net realized and unrealized investment gains (losses)	28.1	(15.0)	57.6	10.0
Other revenue	36.2	48.7	76.0	76.1

Total revenues	358.2	368.7	727.5	723.0
Expenses:
Loss and loss adjustment expenses	182.0	196.2	343.1	364.1
Insurance and reinsurance acquisition expenses	50.1	57.8	102.8	110.8
Other underwriting expenses	51.0	53.0	106.4	109.0
General and administrative expenses	69.8	60.7	153.8	129.0
Amortization of intangible assets	3.3	2.7	6.4	5.3
Interest expense	4.1	3.4	8.6	6.9

Total expenses	360.3	373.8	721.1	725.1

Pre-tax (loss) income from continuing operations	(2.1)	(5.1)	6.4	(2.1)

Income tax benefit (expense)	6.0	2.2	15.7	(2.4)

Net income (loss) from continuing operations	3.9	(2.9)	22.1	(4.5)

Gain (loss) from sale of discontinued operations, net of tax	—	(.1)	—	7.9
Gain from sale of Sirius, net of tax	366.6	—	366.6	—
Net (loss) income from discontinued operations, net of tax	(8.0)	(.4)	(6.9)	62.9

Income (loss) before equity in earnings of unconsolidated affiliates	362.5	(3.4)	381.8	66.3

Equity in earnings of unconsolidated affiliates, net of tax	—	6.8	—	14.1

Net income	362.5	3.4	381.8	80.4
Net (income) loss attributable to non-controlling interests	(21.4)	.9	(27.7)	8.2

Net income attributable to White Mountains’s common shareholders	341.1	4.3	354.1	88.6

Comprehensive income, net of tax:
Change in equity in net unrealized losses from investments in Symetra common shares, net of tax	—	(61.8)	—	(32.9)
Change in foreign currency translation and pension liability	—	.2	.1	.2
Change in foreign currency translation and other items from discontinued operations	(5.2)	44.0	32.0	(43.6)
Change in foreign currency translation and other items from sale of Sirius Group	113.3	—	113.3	—

Comprehensive income (loss)	449.2	(13.3)	499.5	12.3
Other comprehensive (income) attributable to non-controlling interests	—	—	—	—
Comprehensive income (loss) attributable to White Mountains’s common shareholders	449.2	(13.3)	499.5	12.3

Change in equity in net unrealized gains from Symetra's fixed maturity portfolio, net of taxes	—	61.8	—	32.9

Adjusted comprehensive income	$449.2	$48.5	$499.5	$45.2

Income per share attributable to White Mountains’s common shareholders
Basic income per share
Continuing operations	$(3.44)	$.80	$(1.07)	$2.96
Discontinued operations	70.37	(.08)	67.64	11.84
Total consolidated operations	$66.93	$.72	$66.57	$14.80

Diluted income per share
Continuing operations	$(3.43)	$.80	$(1.06)	$2.96
Discontinued operations	70.22	(.08)	67.56	11.84
Total consolidated operations	$66.79	$.72	$66.50	$14.80

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended June 30, 2016		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$271.4	$1.0	$.4	$1.9	$274.7
Net investment income	12.1	.5	1.8	4.8	19.2
Net investment income (loss) - BAM surplus note interest	—	4.4	(4.4)	—	—
Net realized and unrealized investment gains (losses)	24.7	.5	3.2	(.3)	28.1
Other revenue	.8	—	.3	35.1	36.2

Total revenues	309.0	6.4	1.3	41.5	358.2
Expenses:
Loss and loss adjustment expenses	179.7	—	—	2.3	182.0
Insurance and reinsurance acquisition expenses	48.7	.2	.6	.6	50.1
Other underwriting expenses	50.9	—	.1	—	51.0
General and administrative expenses	3.2	.3	9.6	56.7	69.8
Amortization of intangible assets	.3	—	—	3.0	3.3
Interest expense	3.2	—	—	.9	4.1

Total expenses	286.0	.5	10.3	63.5	360.3

Pre-tax income (loss)	$23.0	$5.9	$(9.0)	$(22.0)	$(2.1)

For the Three Months Ended June 30, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$319.3	$.6	$.1	$1.8	$321.8
Net investment income	10.1	.5	.8	1.8	13.2
Net investment income (loss) - surplus note interest	—	3.9	(3.9)	—	—
Net realized and unrealized investment (losses) gains	(14.0)	(1.4)	(1.9)	2.3	(15.0)
Other (loss) revenue	(1.2)	—	.2	49.7	48.7

Total revenues	314.2	3.6	(4.7)	55.6	368.7
Expenses:
Loss and loss adjustment expenses	194.5	—	—	1.7	196.2
Insurance and reinsurance acquisition expenses	56.4	.1	.6	.7	57.8
Other underwriting expenses	52.9	—	.1	—	53.0
General and administrative expenses	3.8	.4	8.7	47.8	60.7
Amortization of intangible assets	.4	—	—	2.3	2.7
Interest expense	3.3	—	—	.1	3.4

Total expenses	311.3	.5	9.4	52.6	373.8

Pre-tax income (loss)	$2.9	$3.1	$(14.1)	$3.0	$(5.1)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Six Months Ended June 30, 2016		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$550.0	$1.9	$.7	$4.2	$556.8
Net investment income	26.5	1.0	3.4	6.2	37.1
Net investment income (loss) - BAM surplus note interest	—	8.9	(8.9)	—	—
Net realized and unrealized investment gains	41.3	2.6	8.1	5.6	57.6
Other revenue	1.7	—	.4	73.9	76.0

Total revenues	619.5	14.4	3.7	89.9	727.5
Expenses:
Loss and loss adjustment expenses	338.5	—	—	4.6	343.1
Insurance and reinsurance acquisition expenses	99.7	.4	1.3	1.4	102.8
Other underwriting expenses	106.2	—	.2	—	106.4
General and administrative expenses	6.8	.8	18.8	127.4	153.8
Amortization of intangible assets	.6	—	—	5.8	6.4
Interest expense	6.5	—	—	2.1	8.6

Total expenses	558.3	1.2	20.3	141.3	721.1

Pre-tax income (loss)	$61.2	$13.2	$(16.6)	$(51.4)	$6.4

For the Six Months Ended June 30, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$605.9	$1.1	$.3	$3.8	$611.1
Net investment income	20.6	.9	1.8	2.5	25.8
Net investment income (loss) - surplus note interest	—	7.9	(7.9)	—	—
Net realized and unrealized investment gains (losses)	.2	(.3)	1.1	9.0	10.0
Other (loss) revenue	(4.3)	—	.3	80.1	76.1

Total revenues	622.4	9.6	(4.4)	95.4	723.0
Expenses:
Loss and loss adjustment expenses	360.4	—	—	3.7	364.1
Insurance and reinsurance acquisition expenses	107.4	.2	1.4	1.8	110.8
Other underwriting expenses	108.8	—	.2	—	109.0
General and administrative expenses	7.6	.8	16.9	103.7	129.0
Amortization of intangible assets	.7	—	—	4.6	5.3
Interest expense	6.5	—	—	.4	6.9

Total expenses	591.4	1.0	18.5	114.2	725.1

Pre-tax income (loss)	$31.0	$8.6	$(22.9)	$(18.8)	$(2.1)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OneBeacon	2016	2015	2016	2015
GAAP Ratios
Loss and LAE	66%	61%	62%	59%
Expense	37%	34%	37%	36%
Combined	103%	95%	99%	95%

Net written premiums	$261.0	$321.2	$541.1	$608.3
Earned premiums	$271.4	$319.3	$550.0	$605.9

	Three Months Ended June 30,		Six Months Ended June 30,
BAM	2016	2015	2016	2015
Gross par value of primary market policies priced	$3,218.0	$2,991.9	$5,729.4	$5,431.7
Gross par value of secondary market policies priced	258.5	97.6	351.6	183.3
Total gross par value of market policies priced	$3,476.5	$3,089.5	$6,081.0	$5,615.0
Gross par value of primary and secondary market policies issued	$3,339.3	$3,421.4	$5,517.9	$5,525.3
Gross written premiums	$8.9	$6.6	$15.7	$10.8
Member surplus contributions collected	$10.0	$6.9	$16.7	$11.5

	As of June 30, 2016	As of December 31, 2015
Policyholders’ surplus	$432.5	$437.2
Contingency reserve	17.3	12.4
Qualified statutory capital	449.8	449.6
Net unearned premiums	16.1	12.5
Present value of future installment premiums	3.2	2.6
Collateral trusts	148.1	136.6
Claims paying resources	$617.2	$601.3

	Three Months Ended June 30,		Six Months Ended June 30,
HG Global	2016	2015	2016	2015
Net written premiums	$6.7	$4.9	$11.8	$8.1
Earned premiums	$1.0	$.6	$1.9	$1.1

	As of June 30, 2016	As of December 31, 2015
Unearned premiums	$47.8	$38.0
Deferred acquisition costs	$9.8	$7.9